FOR IMMEDIATE RELEASE

Biotricity Appoints Medical Device Expert David Rosa to Board of Directors

REDWOOD CITY, CA – May 3, 2016 – Biotricity, Inc. (OTCQB: BTCY), a healthcare technology company dedicated to delivering innovative, medically relevant biometric remote monitoring solutions, has added medical device visionary David Rosa to the company’s board of directors.

Rosa is well-connected in the medical technology space and serves as a board member for QX Medical, NeuroOne, MilkSmart and Catchwind Pediatric Innovations. Mr. Rosa’s appointment increases the number of independent directors to two out of three serving in total, joining recently appointed Norman Betts and Biotricity founder and CEO, Waqaas Al-Siddiq.

“Biotricity’s planned groundbreaking and disruptive products have the ability to protect users from potential heart health issues and to revolutionize how remote viewing of human heart beats occurs,” said Mr. Rosa. “Although Biotricity is still in its development stage, the company has streamlined its go-to-market strategy as their first device will be built using existing and approved reimbursement codes. I am thrilled to join Waqaas, Norman and the entire management team, and look forward to helping them continue the development and innovation of their highly marketable medical devices.”

Rosa has spent the past 25 years in a variety of positions in the medical device industry. He was appointed CEO of Sunshine Heart, an early-stage medical device company, in 2009 and served as president and chief executive officer of the company through November 2015. He took Sunshine Heart public on NASDAQ in 2012 and assisted in the company raising over $100 million during his tenure. The company achieved a number of clinical, regulatory and research and development milestones under his leadership.

Waqaas Al-Siddiq, founder, president and CEO of Biotricity, added, “Experts say healthcare applications will become a focus of wearable technology particularly for the management of heart disease that costs upwards of $109 billion per year. As a recognized medical device expert, Dave will be an instrumental resource to Biotricity and I am pleased to welcome him to Biotricity’s Board.”

Prior to joining Sunshine Heart, he was president and CEO of Milksmart, a privately held company developing a unique stent-like agricultural technology that increases milking efficiencies, output and quality. From 2004-2008, Dave was vice president of global marketing for cardiac surgery and cardiology at St. Jude Medical, where he developed the strategic plan for the then newly formed interventional division, directed the launch of several new products, and oversaw the acquisition and integration of Velocimed, a privately held company in the cardiovascular space.

Mr. Rosa also held executive management positions at privately held A-Med Systems, Inc., an emerging medical technology company that developed ventricular assist devices (pVADs) for acute heart failure. Previously, he was director of intravascular ultrasound at SCIMED Life Systems, a privately held company that was engaged in the development, manufacture and marketing of medical devices to treat cardiovascular disease.

TWEET THIS: #medicaldevice visionary Dave Rosa elected to @biotricity_inc BoD to guide company as they unveil revolutionary biometric devices #wearables

About Biotricity Inc.

Biotricity is a modern medical technology company focused on delivering innovative, remote biometric monitoring solutions to the medical and consumer markets, including diagnostic and post-diagnostic solutions for chronic conditions and lifestyle improvement. Biotricity’s R&D continues to focus on the preventative healthcare market, with a vision of putting health management into the hands of the individual. The company aims to support the self-management of critical and chronic conditions with the use of innovative solutions to ease the growing burden on the healthcare system. To learn more, visit www.biotricity.com.

Important Cautions Regarding Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements. Forward-looking statements may include, without limitation, statements regarding (i) the plans and objectives of management for future operations, including plans or objectives relating to the design, development and commercialization of bioflux or any of the Company’s other proposed products or services, (ii) a projection of income (including income/loss), earnings (including earnings/loss) per share, capital expenditures, dividends, capital structure or other financial items, (iii) the Company's future financial performance and (iv) the assumptions underlying or relating to any statement described in points (i), (ii) or (iii) above. Such forward-looking statements are not meant to predict or guarantee actual results, performance, events or circumstances and may not be realized because they are based upon the Company's current projections, plans, objectives, beliefs, expectations, estimates and assumptions and are subject to a number of risks and uncertainties and other influences, many of which the Company has no control over. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. Factors that may influence or contribute to the inaccuracy of the forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation, the Company's inability to obtain additional financing, the significant length of time and resources associated with the development of its products and related insufficient cash flows and resulting illiquidity, the Company's inability to expand the Company's business, significant government regulation of medical devices and the healthcare industry, lack of product diversification, existing or increased competition, results of arbitration and litigation, stock volatility and illiquidity, and the Company's failure to implement the Company's business plans or strategies. These and other factors are identified and described in more detail in the Company's filings with the SEC. The Company assumes no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release.

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